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                                                                     EXHIBIT 3.1

                         PATINA OIL & GAS CORPORATION
                            AUDIT COMMITTEE CHARTER

Authority
---------

The Audit Committee is granted the authority by the Board of Directors to perform each of the specific duties enumerated in this Committee Charter. Audit Committee will be provided adequate resources to discharge its responsibilities.

Responsibility
--------------

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities regarding the accounting policies and reporting practices of Patina Oil & Gas Corporation (the "Company") and its subsidiaries and the adequacy of the internal and external auditing. The Audit Committee is the Board of Directors' principal agent in ensuring the independence of the Company's independent public accountants, the integrity of management, and the adequacy of disclosures to shareholders. The Audit Committee is the focal point for communications between the Board of Directors, the independent accountants, internal auditing, and Company management regarding matters relating to financial accounting, reporting, and internal control.

Specific Duties
---------------

1. Recommend to the Board of Directors the independent public accounting firm to be employed to examine and report upon the Company's and its subsidiaries financial statements.

2. Meet with the independent public accountants prior to the commencement of the annual audit and review:

     a.   The scope of the audit.
     b Material changes in the Company's accounting principles, practices, or other significant policies.
     c. New developments in accounting principles and reporting or industry practices, which may materially affect the Company
     d.   The audit fees.

3. Review management's plan for engaging the Company's independent public accountant to perform management advisory services during the year, and consider what effect, if any, the services will have on independence.

4. Review and discuss with the independent public accountant and the Company's financial management the results of the completed audit including:

     a.   The certified financial statements.
     b.   The adequacy of internal accounting controls and procedures.
     c. Suggestions for improvements in accounting, data processing, financial and operating controls as expressed in the management letter.
     d. The extent to which any previously identified control and procedural weaknesses have not been corrected and the reasons why.
     e.   The letter of management's representations.

5. Review and oversee the Company's quarterly financial reporting process, including the impact of unusual items and changes in accounting principles and practices that could materially affect the financial statements.
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6.   Review and discuss with Company management its reasons for seeking second opinions on a significant accounting issue.

7. Review and approve the scope of any internal audit program to be performed each year including at least quarterly reviews of actual work performed.

9.   Review and approve internal auditing's charter.

10. Examine and consider other matters in relation to Company's accounts and operations as appropriate. the internal and external audits of the Company's accounts and operations as appropriate.

11. The Committee will include in the Company's Annual Proxy statement to shareholders a letter signed by its Chairman describing the Committee's responsibilities and activities during the year.

Meetings
--------

The Audit Committee shall meet at least five times during the calendar year and at such other times as may be requested by its Chairman.

Required meetings are as follows (all meetings may be held telephonically, other than the February meeting):

February (10K, annual report)
April (1st quarter 10Q)
May (Annual meeting, selection of auditor)
July (2nd quarter 10Q)
October (3rd quarter 10Q)

Meeting
-------

 .    Review the audited financial statements and the opinion thereon.
 .    Review the committee's Charter.
 .    Review the independent public accountants management letter recommendations.
 .    Review the scope of the independent public accountant's audit and estimated fees.
 .    Review the audited financial statements for the Employees' Retirement plan.
 .    Review the progress made regarding the management letter recommendations.
 .    Review and approve the internal audit program, budget, and charter.
 .    Recommend to the Board of Directors an independent public accounting firm to audit the books and records of the Company and its subsidiaries during the upcoming year.
 .    Review the independent public accountant's audit and non-audit services.

A majority of the members of the Audit Committee shall constitute a quorum for the transaction of any business at any meetings of the Committee. The Company's internal auditor shall attend all meetings except executive sessions and private sessions with the independent public accountants. Other management representatives shall attend as necessary.

Supporting Material and Agendas
-------------------------------

The Committee secretary shall prepare the meeting agenda for approval by the Committee Chairman.

The agenda and all materials to be reviewed at the meetings should be in the hands of the Committee members at least by the weekend proceeding the meeting day.
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                                  SIGNATURES



Pursuant to the requirements of Item 7 of Schedule 14A, as amended by SEC release #34-42266 on Audit Committee disclosure, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


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
By:  /s/  Thomas J. Edelman
     ----------------------
     Thomas J. Edelman            Chairman of the Board and Chief Executive Officer       July 26, 2000


By:  /s/  Jay W. Decker
     ------------------
     Jay W. Decker                Director, President                                     July 26, 2000


By:  /s/  David J. Kornder
     ---------------------
     David J. Kornder             Vice President, Chief Financial Officer                 July 26, 2000


By:  /s/  Robert J. Clark
     --------------------
     Robert J. Clark              Director, Audit Committee Chairman                      July 26, 2000


By:  /s/  Elizabeth K. Lanier
     ------------------------
     Elizabeth K. Lanier          Director, Audit Committee Member                        July 26, 2000


By:  /s/   Alexander P. Lynch
     ------------------------
     Alexander P. Lynch           Director, Audit Committee Member                        July 26, 2000
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